Execution Version
EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”), dated August 3, 2023, by and between First Horizon Corporation, a Tennessee corporation (together with its affiliates, the “Company”), and D. Bryan Jordan (“Executive”).
Recitals
WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will continue Executive’s employment with the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts to continue such employment, on the terms and conditions hereinafter set forth.
2.Term. The term of Executive’s employment hereunder by the Company will commence on the date hereof (the “Effective Date”) and will automatically expire on the fifth anniversary of the Effective Date (the “Term”) unless Executive and Company mutually agree to extend the Term in accordance with Section 12(a). For the avoidance of doubt, any Company mandatory retirement age is hereby waived and will not be applicable to Executive during the Term.
3.Position and Duties.
(a)    Executive Title and Duties. During the Term, Executive will continue to serve as President and Chief Executive Officer of the Company and will report directly and solely to the Board of Directors of the Company (the “Board”). Executive will have the authority, duties and responsibilities normally associated with the position of President and Chief Executive Officer and such authority, duties and responsibilities as may be prescribed by or at direction of the Board, provided that such other authority, duties and responsibilities are consistent with Executive’s position as President and Chief Executive Officer of the Company.
(b)    Service on the Board. During the Term, the Company will use all reasonable efforts to cause Executive to be nominated for re-election to the Board each time Executive’s term as a director expires, and Executive will serve as Chairman of the Board (subject to Executive’s continued service as a member of the Board). Executive agrees to serve on the Board, as well as a member of any Board committee to which Executive may be appointed.
(c)    Other Activities. During the Term, Executive will devote substantially all of Executive’s business time, attention and energies to the performance of his duties for the Company. Without the consent of the Board, during the Term, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement). Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 8(a),

(b), (c) or (d) of this Agreement, to (i) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (ii) serve, with the prior approval of the Board, on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been previously disclosed to the Company, will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).
4.Compensation and Related Matters.
(a)    Base Salary. During the Term, the Company will pay Executive a base salary at the rate of not less than $1,125,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Cash Incentive. During the Term, Executive will be eligible to participate in any annual cash incentive program generally made available to senior executives of the Company, with a target, for 2023 and subsequent years, of 150% of Executive’s Base Salary (“Annual Cash Incentive”), payable in cash. The actual amount of any Annual Cash Incentive paid to Executive can fluctuate based on individual performance and corporate results. The decision of whether or not to pay an Annual Cash Incentive, and the amount of the Annual Cash Incentive, if any, will be made by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion, and this Agreement does not guarantee any minimum Annual Cash Incentive. Except as otherwise provided herein, in order to receive an Annual Cash Incentive, Executive must be employed by the Company at the time such bonuses are paid.
(c)    Annual Long-Term Incentive Awards. During the Term, Executive will be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company, with a target, commencing with the 2024 award cycle and subsequent years, of 450% of Executive’s Base Salary. The decision of whether or not to grant any long-term incentive awards, and the amount, form, terms and conditions thereof, will be made by the Compensation Committee in its discretion, and this Agreement does not guarantee any minimum long-term incentive award grants (other than as set forth in Section 4(d)). Any such awards will be subject to actual grant to Executive by the Compensation Committee pursuant to the applicable plan documents and, subject to the terms of this Agreement, will be subject to terms and conditions established by the Compensation Committee that will be detailed in separate long-term incentive award agreements after any such award is actually made.
(d)    Special Equity Award. On or as soon as reasonably practicable following the Effective Date, the Company will grant Executive a special equity award with an aggregate value of $5,000,000 (the “Special Equity Award”), comprised 40% in the form of restricted stock units (“RSUs”) and 60% in the form of performance stock units (“PSUs”). The Special Equity Award will vest, subject to satisfaction of the applicable performance conditions in the case of the PSUs, on the fifth anniversary of the Effective Date, subject to Executive’s continued employment through the relevant vesting date; provided, that upon an earlier termination of the Executive’s employment by the Company without Cause (as defined below) or by the Executive with Good Reason (as defined below) and subject to Executive’s execution of the Release (as defined below), (i) the PSUs will vest pro-rata based on actual performance through the Date of Termination (as defined below) and (ii) the RSUs will vest in full as of the Date of Termination and be paid or delivered to the Executive within a reasonable period of time (and no later than the seventy-fifth (75th) day) following the Date of Termination. The performance vesting conditions for the PSUs will be based on the level of achievement of two metrics: the Company’s adjusted return on average tangible common equity over the performance period (commencing on July 1, 2023 and ending on June 30, 2028) and a TSR modifier, in each case ranked against the results of the KBW regional bank index. The Special Equity Award will be subject to the other terms and conditions set forth in the applicable award agreements, which are attached hereto as Exhibit A (in the case of the RSUs) and Exhibit B (in the case of the PSUs). Notwithstanding anything else in this Agreement, the vesting provisions set forth in this paragraph will apply to the Special Equity Award and for the avoidance of doubt, the Special Equity Award will not be eligible for any other accelerated vesting in the event of Executive’s retirement prior to the expiration of the Term.
(e)    Benefits. During the Term, Executive will be entitled to participate in such employee retirement, welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. Executive will also be entitled to reasonable use of a private plane for safety and security reasons as may be modified from time to time by the Company.
(f)    Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
5.Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Term under the following circumstances:
(a)    Death. Executive’s employment hereunder will terminate upon his death.
(b)    Disability. The Company may terminate Executive’s employment hereunder for “Disability”, as defined in the Company’s Executive Change in Control Severance Plan (the “Executive CIC Severance Plan”).
(c)    Cause. The Company may terminate Executive’s employment for “Cause”, as defined as follows:
(i) Executive conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting, or extortion, (B) a felony charge, or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;
(ii) Executive’s engagement in any conduct which constitutes, or which results in, employment or service disqualification, disbarment, or prohibition under applicable law or regulations (including under banking, financial industry, or securities laws or regulations);

(iii) Executive’s knowing violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member;
(iv) Executive’s willful and continued failure to perform his material duties to the Company or its Subsidiaries (other than any such failure resulting from Executive’s incapacity due to disability) after a written demand for substantial performance has been delivered to Executive by the Secretary of the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed his duties;
(v) Executive’s willful and material breach of any contract or agreement with the Company or its Subsidiaries, after a written demand to cure such breach has been delivered to Executive by the Secretary of the Board which specifically identifies the alleged breach and provides Executive with at least ten (10) days to cure;
(vi) Executive’s willful and material violation of any policy of the Company or its Subsidiaries concerning hedging, trading, or confidential or proprietary information, or Executive’s knowing and substantial violation of any other policy of the Company or of any of its Subsidiaries as in effect from time to time;
(vii) Executive’s willful and material unauthorized use, taking, mis-appropriation, conversion, or disclosure of material tangible or intangible property, including information, of the Company, any of its Subsidiaries, or of any Associate, director, customer, or client of the Company or any of its Subsidiaries;
(viii) Executive’s willful and deliberate engagement in any act or deliberate making of any statement which substantially and materially impairs, impugns, denigrates, disparages, or negatively reflects upon the name, reputation, or business interests of the Company or any of its Subsidiaries; or,
(ix) Executive’s willful and deliberate engagement in any misconduct materially detrimental to the Company or its Subsidiaries.
For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company or its Subsidiaries. Any act, or failure to act, based on authority given pursuant to resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, in the case of clauses (ii) through (ix) of this section, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board (excluding Executive if he is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him to be heard from the Board), finding in the good faith opinion of the Board that Executive has committed the conduct set forth above and specifying the details thereof. The Company must notify Executive of any event constituting Cause within 90 days following the Board’s knowledge (other than Executive) of its existence or such event shall not constitute Cause under this Agreement.

(d)    Good Reason. Executive may terminate his employment for Good Reason. “Good Reason” means any of the following without the written consent of Executive:
(i)    A material diminution in Executive’s authority, duties, or responsibilities;
(ii)    A reduction by the Company in Executive’s Base Salary, target Annual Cash Incentive or target long-term incentive compensation eligibility;
(iii)    The Company’s requiring Executive to be based at an office that is greater than 50 miles from where Executive’s office is currently located;
(iv)    Any other material breach of this Agreement by the Company;
provided, however, that: no action or event shall constitute a Good Reason unless (1) Executive has given an objection notice to the Company in accordance with Section 10 not more than 90 days after the action first was taken or the event first occurred setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason, (2) the Company has not cured the action or event within 30 days of receipt of such notice and (3) Executive resigns for Good Reason not more than 90 days after the end of such cure period by providing a Notice of Termination (as defined in Section 6). Notwithstanding the foregoing, the Company placing Executive on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a “Good Reason” event.
(e)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination. This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”
(f)    Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing the Company with a Notice of Termination.
(g)    Expiration of the Term without Renewal. Executive’s employment will terminate upon the expiration of the Term without renewal.

6.Termination of Employment Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 5(b), (c) or (d).
(b)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 5(b) (Disability), Section 5(c) (Cause) or Section 5(d) (Good Reason), the date of the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, 90 days after the date on which a Notice of Termination is given; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the

Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.
(c)    Removal from the Boards and Other Positions. Upon the termination of Executive’s employment with the Company for any reason, Executive agrees that he voluntarily and automatically (without any further action by him) resigns (i) from the Board, the board of directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.
7.Compensation upon Termination of Employment. This Section provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment during the Term. Except as provided in this Section 7, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of his employment, regardless of the reason for such termination.
(a)    Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Term, the Company will:
(i)    pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary and (B) any accrued and unused vacation pay through the Date of Termination;
(ii)    reimburse Executive as soon as practicable following the Date of Termination for any amounts due to Executive pursuant to Section 4(f) (unless such termination occurred as a result of misappropriation of funds); and
(iii)    provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.
Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) will be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company.
(b)    Death. If Executive’s employment is terminated by his death, Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 7(a) hereof and, in addition, the Company will treat Executive’s outstanding unvested equity awards as set forth in the stock plan and applicable award agreements.
(c)    Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 5(b), Executive will be entitled to the payments and benefits provided in Section 7(a) and, in addition, the Company will treat Executive’s outstanding unvested equity awards as set forth in the stock plan and applicable award agreements.

(d)    Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 7(a) hereof and, in addition, the Company will, subject to Section 7(g): (i) make a lump sum cash payment to Executive in an amount equal to two times the sum of Executive’s: (x) current Base Salary and (y) target Annual Cash Incentive; (ii) treat Executive’s outstanding unvested equity awards, other than the Special Equity Award, as an “approved retirement” under the Company’s applicable stock plan and award agreements and such outstanding equity awards will vest as set forth in the stock plan and applicable award agreements (without pro-ration); (iii) vest in full any outstanding and unvested equity awards at the Effective Date (other than the Special Equity Award) that do not provide for retirement treatment; and (iv) provide Executive with the Special Equity Award pursuant to the terms set forth in Section 4(d). The treatment of unvested equity awards in (ii) and (iii) of the prior sentence is referred to in this Agreement as “Retirement Vesting”. The Company may not amend the retirement treatment of its regularly granted equity awards in a manner that is material and adverse to Executive without Executive’s prior consent in accordance with Section 12(a).
(e)    Change in Control Severance Event. As of the Effective Date, Executive will become a participant in the Company’s Executive CIC Severance Plan with a CIC Severance Multiplier (as defined in the Executive CIC Severance Plan) equal to three. In the event Executive experiences a CIC Severance Event (as defined in the Executive CIC Severance Plan), then the Executive CIC Severance Plan will govern Executive’s entitlements to any post-termination payments and benefits (including the treatment of outstanding equity awards), and Section 7(d) will not apply. The Company may not amend the terms of Executive’s CIC Severance entitlements under the Executive CIC Severance Plan or the Executive CIC Severance Plan itself in a manner that is material and adverse to Executive without Executive’s prior consent in accordance with Section 12(a). The parties hereby agree and acknowledge, however, that the definition of “Cause” provided for in this Agreement shall replace the definition of Cause as set forth in the Executive CIC Severance Plan and shall apply to the terms of such Executive CIC Severance Plan.
Executive acknowledges and agrees that effective as of the Effective Date, Executive’s current Change in Control Severance Agreement, dated as of May 8, 2007, between Executive and the Company is hereby cancelled and terminated and of no effect, and Executive further acknowledges and agrees that any prior entitlement he had to a gross-up under Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any other gross-up entitlement is terminated and of no further force and effect.
(f)    Expiration of the Term. Upon the expiration of the Term without renewal, Executive’s outstanding unvested equity awards, other than the Special Equity Award, will, subject to Section 7(g), be provided Retirement Vesting.
(g)    Condition to Payment. As a condition to the payments and other benefits set forth in Section 7(c), (d), and (f), Executive must execute a separation and general release agreement in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement (the “Release”). Subject to Section 14 hereof, any lump sum payments provided pursuant to this Section 7 will be paid to Executive within 30 days after such Release becomes effective; provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, such payment will, subject to Section 14 hereof, be paid in January of the immediately following calendar year.

8.Confidential Information, Removal of Documents; Non-Competition; Non-Solicitation.
(a)    Confidential Information. Executive acknowledges and agrees that the confidentiality provisions set forth in Section 5(D) and 5(E) of the Executive CIC Severance Plan apply during the Term and thereafter.
(b)    Non-Solicitation. During the Term, and for a two-year period after Executive’s employment is terminated by the Company or Executive for any reason, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause Executive to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Client or (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise.
For purposes of this Agreement, a “Client” means any client or prospective client of the Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with his relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. For purposes of this Agreement, “Competitive Enterprise” means any commercial banking business or any other financial services business that is competitive with any portion of the business conducted by the Company or any of its affiliates.
(c)    Non-Disparagement. During the term of this Agreement and thereafter, (i) Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of their employees, officers or directors and (ii) the Company agrees to instruct the executive officers of the Company not to, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule of criticize Executive.
(d)    Cooperation. Executive acknowledges and agrees that the cooperation provisions set forth in Section 5(F) of the Executive CIC Severance Plan apply during the Term and thereafter.
(e)    Validity. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.
(f)    Company Remedies for Violation of Section 8. If Executive violates or fails to comply with any subsection of this Section 8, the Company is entitled, in addition to any other rights and remedies available at law or equity, to cease making payments and providing benefits to Executive. Because damages to the Company will be difficult to ascertain and because the Company’s remedies at law will be inadequate, among other reasons, Executive agrees that the Company will be irreparably damaged if Executive violates or fails to comply with this Section 8. Accordingly, in the event of a breach or threatened breach of the terms of this Section 8, the Company is, in addition to all other rights and remedies, entitled (without any bond or other security being required) to seek a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or seek a decree for specific performance, in accordance with the provisions hereof.
(g)    Continuing Operation. Except as specifically provided in this Section 8, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 8.
9.Successors; Binding Agreement.
(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive dies following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein will be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.
10.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Address on file with the Company
If to the Company:
First Horizon Corporation 165
Madison Avenue 23rd Floor
Memphis, Tennessee 38103
Attention: Executive Vice President – General Counsel
11.Resolution of Differences Over Breaches of Agreement.
(a)    The parties will use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement will not apply to any claim or dispute under or relating to Section 8 of this Agreement. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim will be resolved by arbitration in Memphis, Tennessee, in accordance with the rules then applicable of the American Arbitration Association (provided, that the Company will pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
(b)    If any contest or dispute will arise between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if (i) prior to a Change in Control (as defined in the Executive CIC Severance Plan), Executive is successful in respect of all of Executive’s claims brought and pursued in connection with such contest or dispute or (ii) if after a Change in Control (as defined in the Executive CIC Severance Plan), Executive is successful in respect of Executive’s claims brought and pursued in connection with such contest or dispute.
12.Miscellaneous.
(a)    Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(b)    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Tennessee without regard to its conflicts of law principles.
(c)    Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement.
(d)    Federal Deposit Insurance Act Compliance. Any payment hereunder will be subject to the provisions set forth in Section 10(B) of the Executive CIC Severance Plan.
(e)    Clawback. Executive acknowledges that Executive is subject to any clawback, recoupment or similar policy that may be adopted by the Board or a committee thereof from time to time.
13.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date. For the avoidance of doubt, the acknowledgements that specified provisions of the Executive CIC Severance Plan apply to Executive are not intended to limit that application of other provisions in accordance with their terms.
14.Section 409A Compliance.
(a)    This Agreement is intended to comply with the requirements of Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)    Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.
(d)    Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
15.Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit him from entering into and performing under this Agreement or that would limit the performance his duties under this Agreement.
16.Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
17.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

FIRST HORIZON CORPORATION	EXECUTIVE
By: /s/ Tanya L. Hart	/s/ D. Bryan Jordan
Tanya L. Hart Chief Human Resources Officer	D. Bryan Jordan

[CEO Employment Agreement Signature Page]